Exhibit 6(v)(ii)

College Retirement Equities Fund
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Retirement Choice Plus Annuity Certificate

This certificate is issued to you, the employee, by us, College Retirement Equities Fund (CREF), in connection with amounts recorded in your name under an employer plan funded by a CREF Retirement Choice Plus Annuity Contract. Your employer plan sponsor is the contractholder to whom the contract is issued. The contract shall govern the payment of all benefits by CREF and the rights and obligations of CREF, the contractholder, and you. This certificate refers briefly to some of the contract’s features.

CREF will pay to the contractholder all benefits set forth, with respect to you, under the terms of the contract and in accordance with the employer plan of the contractholder as from time to time amended, or any successor plan. Your rights under the contract are those in accordance with the terms of the employer plan and as delegated to you by the contractholder.

President and
Chief Executive Officer

Group Flexible Premium Deferred Variable Annuity Certificate

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Your CREF Retirement Choice Plus Annuity Certificate

Your Rights
The contractholder owns the contract. The contractholder may, to the extent permitted by law, exercise every right that is granted to the contractholder under the contract without the consent of any other person unless the right has been given to such other person under the contract and authorized by the contractholder.

Your right (or that of your beneficiaries, after your death) to make choices and elections available under the contract, with respect to amounts recorded in your name under the contract, is subject to the authorization of the contractholder. Such rights include but are not limited to the right to allocate premiums, name a second participant, designate beneficiaries and payees, elect lump-sum benefits, make transfers, and choose forms of benefit payment. The contractholder may revoke or modify any such authorization. Notwithstanding the authorization of the contractholder, such rights are subject to the vesting provisions of the employer plan.

Allocation Options
Premiums are allocated among the CREF Accounts offered under the terms of the employer plan. Each premium allocated to a CREF account purchases a number of accumulation units in that CREF account. Accumulations in CREF accounts are not guaranteed and may increase or decrease depending primarily on investment results.

Accumulations
A record of your accumulation is maintained for the sole purpose of providing a record of amounts held under the contract on your behalf. Your accumulation is equal to the value of the accumulation units owned in all accounts under the contract that are held on your behalf. Your rights under the contract are those in accordance with the terms of the employer plan and as delegated to you by the contractholder.

Lump-sum Benefits
Under the terms of the contract, the contractholder may permit you to withdraw all your accumulation in an account, or any part thereof, not less than $1,000. CREF reserves the right to limit lump-sum benefits from each account to not more than one in a calendar quarter.

Transfers
Under the terms of the contract, the contractholder may permit you to transfer all of your accumulation in a CREF account, or any part thereof, not less than $1,000, to purchase accumulation units in one of the other CREF accounts under the contract, or to the companion TIAA contract, if any. The contractholder may also permit you to transfer your accumulation in such companion TIAA contract, if any, to the CREF contract. CREF reserves the right to limit internal transfers from each account to not more than one in a calendar quarter. CREF reserves the right to stop accepting internal transfers to any CREF account at any time.

Death Benefits
If you die, your accumulation will provide for a death benefit for your beneficiary. The death benefit is the current value of your accumulation under the contract. It will be payable to the contractholder on behalf of your beneficiary, in accordance with the terms of the employer plan of the contractholder.

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Your CREF Retirement Choice Plus Annuity Certificate

Employer Plan Fee Withdrawals
The contractholder may, in accordance with the terms of the employer plan, and with CREF’s approval, instruct CREF to withdraw amounts from the accumulation units of the accounts under the contract, to pay fees associated with the administration of the plan. CREF reserves the right to suspend or reinstate its approval for a plan to make such withdrawals from the contract.

Contractholder Rights
The contractholder owns the contract. The contractholder may, to the extent permitted by law, exercise every right that is granted to the contractholder under the contract without the consent of any other person unless the right has been given to such other person under the contract and authorized by the contractholder.

The contractholder has the right to withdraw as a lump-sum payment the contract’s entire accumulation in an account.

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Your CREF Retirement Choice Plus Annuity Certificate

Group Flexible Premium Deferred Variable Annuity Certificate

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